Exhibit 4.4

OSG SHIP MANAGEMENT, INC. SAVINGS PLAN

As Amended and Restated as of January 1, 1997

(With certain amendments effective as of subsequent dates)

(Prior to October 30, 1998, the MARITIME OVERSEAS CORPORATION SAVINGS PLAN)

OSG SHIP MANAGEMENT, INC. SAVINGS PLAN

TABLE OF CONTENTS

ARTICLE 5 MAINTENANCE AND VALUATION OF PARTICIPANTS'

ACCOUNTS...........................................................................23

ARTICLE 6 LOANS.................................................................................24

ARTICLE 7 DISTRIBUTION OF CONTRIBUTIONS UPON

ARTICLE 13 TRUSTEE, INVESTMENT MANAGER, INSURANCE CARRIER,

INVESTMENT COMPANY AND MUTUAL FUNDS..........................45

ARTICLE 14 AMENDMENT, MERGER, TERMINATION OR PERMANENT

APPENDIX A PROCEDURES REGARDING QUALIFIED

DOMESTIC RELATIONS ORDERS....................................................................61

OSG SHIP MANAGEMENT, INC. SAVINGS PLAN

This Plan covers employees of OSG Ship Management, Inc. (on and after October 30, 1998, the "Company"), Maritime Overseas Corporation ("MOC" and, prior to October 30, 1998, the "Company") and other adopting employers who may or may not be affiliated with the Company. As of October 30, 1998, the other adopting employers were Overseas Shipholding Group, Inc., York Shipping Corporation, Overseas Discount Corporation, Finmar Equities Company and Aetna International Corporation.

The Plan was initially established as of May 1, 1987. The Plan was amended and restated as of January 1, 1989. The Plan was again amended and restated, in the following form, as of January 1, 1997 (with certain amendments effective as of subsequent dates). Effective as of October 30, 1998, OSG Ship Management, Inc. became the sponsor of the Plan and assumed all of the rights and obligations of MOC as sponsor hereunder. Effective as of February 1, 2000, an Overseas Shipholding Group, Inc. common stock fund has been added as an investment option under the Plan.

The rights and benefits of any Participant who retired or whose employment was terminated prior to January 1, 1997 shall be determined by the provisions of the Plan in existence at the time of such retirement or such termination of employment.

The provisions of this Plan are as follows:

ARTICLE 1

DEFINITIONS

1.1 "Accounts" The Pre-Tax Account, the After-Tax Account, the Rollover Account and the Company Contribution Account.

1.2 "Actual Contribution Percentage" The average of the ratios for a Plan Year, calculated separately for each Eligible Employee, of the Company Contribution plus the After-Tax Contribution, to the Employee's Compensation, provided, however, if permitted by regulation, the Savings Plan Committee, in its sole discretion, may include the Pre-Tax Contribution for a Plan Year to be added to the numerator for all Eligible Employees.

1.3 "Actual Deferral Percentage" The average of the ratios for a Plan Year, calculated separately for each Eligible Employee, of the Pre-Tax Contribution to the Employee's Compensation.

1.4 "After-Tax Account" The account into which After-Tax Contributions made by a Participant and earnings or losses on those contributions are credited.

1.5 "After-Tax Contributions" Amounts contributed pursuant to Section 3.2.

1.6 "Affiliated Company" With respect to each Employer, an Affiliated Company shall include (a) the Employer, (b) any member of a controlled group of corporations of which the Employer is a member as determined in accordance with Section 414(b) of the Internal Revenue Code and as described below, (c) an unincorporated trade or business which is under common control with the Employer as determined in accordance with Section 414(c) of the Internal Revenue Code, or (d) a member of an affiliated service group with the Employer, as defined in Section 414(m) or (o) of the Internal Revenue Code. A corporation or an unincorporated trade or business shall not be considered an Affiliated Company with respect to an Employer during any period it does not satisfy either clause (a), (b), (c), or (d) of this definition. For purposes of this definition, a "controlled group of corporations" is a controlled group of corporations as defined in Section 1563(a) of the Internal Revenue Code. In determining whether any limitations on benefits under Section 3.10 apply, the percentage in Section 1563(a)(1) of the Internal Revenue Code or in the regulations under Section 414(c) of the Internal Revenue Code shall be deemed to be more than 50 percent instead of at least 80 percent.

1.7 "Affiliated Group" A group of corporations and/or unincorporated trades or businesses consisting of an Employer and all of its Affiliated Companies. If an Employer is an Affiliated Company with respect to one or more other Employers, all such Employers and their Affiliated Companies shall be treated as one Affiliated Group.

For purposes of this Plan, the requirements imposed under Internal Revenue Code Sections 401(a)(4) (nondiscrimination), 401(k) (cash or deferred arrangements), 401(m) (nondiscrimination test for matching contributions) and 416 (top heavy) shall be determined separately for each Affiliated Group. For purposes of this Plan the requirements imposed under Internal Revenue Code Section 415 (limit on benefits and contributions), shall be applied in the aggregate even if such Internal Revenue Code and the regulations thereunder permit them to be applied separately to each Affiliated Group.

1.8 "Beneficiary" or "Beneficiaries" A person(s) who has been designated by a Participant to receive the interest of the Participant on such Participant's death, as provided in Section 17.10.

1.9 "Board of Directors" The board of directors of the Company.

1.10 "Company" OSG Ship Management, Inc., a Delaware corporation, or any successor by merger, consolidation or sale of assets; or, prior to October 30, 1998, MOC.

1.11 "Company Contribution Account" The account into which shall be credited the Company Contributions made on a Participant's behalf pursuant to Section 3.6 of the Plan and earnings or losses on those contributions.

1.12 "Company Contributions" Amounts contributed pursuant to Section 3.6 of the Plan.

1.13 "Compensation" The aggregate amount reportable by the Employers with respect to a Participant for a Plan Year for federal withholding for income tax on Internal Revenue Service Form W-2 (or any other similar form which replaces IRS Form W-2) other than income imputed to Group Life Insurance or any other Employee benefit, or pay related to phantom or other stock options and, moving expenses, foreign service allowances, severance benefit payments, or taxable tuition reimbursements or gymnasium reimbursements, but including, any amounts contributed on behalf of the Employee to a cash or deferred arrangement under Section 402(g) or 125 of the Internal Revenue Code.

For the purposes of Section 3.10, Compensation shall mean compensation as that term is used in Section 415(c)(3) of the Internal Revenue Code, including where permitted deferrals under Internal Revenue Code Sections 401(k) and 125.

An Employee's Compensation shall not exceed $150,000 ( or such higher amount as may be determined by the Secretary of the Treasury in accordance with Section 401(a)(17) of the Internal Revenue Code to reflect increases in the cost of living). With respect to any short Plan Year, Compensation shall not exceed the foregoing limit multiplied by a fraction, the numerator of which is the number of months in the short Plan Year and the denominator of which is 12.

1.14 "Continuous Service" Continuous employment by the Company beginning on the Employee's Employment Date and continuing as provided in Section 2.3.

1.15 "Effective Date of the Plan" May 1, 1987.

1.16 "Eligible Employee" An Employee (other than a licensed deck officer) who is employed by an Employer and who (a) receives a regular stated Compensation, (b) is not covered by a collective bargaining agreement (unless the collective bargaining agreement expressly provides for inclusion of the Employee as a member) and (c) is not a non-resident alien unless designated to participate in the Plan.

A leased Employee (as defined in Section 414(n) of the Internal Revenue Code) shall not be treated as an Eligible Employee for purposes of this Plan.

An individual classified by the Employer at the time services are provided as either an independent contractor or an individual who is not classified as an Employee due to the Employer treating any services provided by him as being provided by another entity which is providing such individual's services to the Employer shall not be eligible to participate in this Plan during the period the individual is so initially classified even if such individual is later retroactively reclassified as an Employee during all or part of such period pursuant to applicable law or otherwise.

1.17 "Employee" Anyone who is employed by an Affiliated Company. A leased employee (as defined in Section 414(n) of the Internal Revenue Code) shall be treated as an Employee for purposes of this Plan.

1.18 "Employer" The Company or any other company which has adopted this Plan under Article 17.

1.19 "Employment Date" The date on which an Employee first is credited with an Hour of Service on his original employment or following a Severance From Service Date.

1.20 "ERISA" The Employee Retirement Income Security Act of 1974, as it may from time to time be amended or supplemented. References to any section of ERISA shall be to that section as it may be renumbered, amended, supplemented or reenacted.

1.21 "Five Percent Owner" An Employee who owns more than 5 percent of an Affiliated Company (within the meaning of Section 416(i)(1)(B)(i) of the Internal Revenue Code).

1.22 "Highly Compensated Employee" Any Employee, with respect to any Affiliated Group, who in the preceding Plan Year:

(a) was a Five Percent Owner; or

(b) received Compensation in excess of $80,000 and was in the top-paid group of Employees (as defined in Section 414(q)(3) of the Internal Revenue Code) for such Plan Year.

The dollar limitation set forth above shall be adjusted from time to time, in accordance with regulations prescribed by the Secretary of Treasury or his delegate.

In the event it is necessary to distinguish between two or more Employees, who under the above rules have equal Compensation, any such employee who was previously included as a Highly Compensated Employee shall remain as a Highly Compensated Employee.

Every Employee who is not a Highly Compensated Employee shall be a Non-Highly Compensated Employee.

1.23 "Hour of Employment" An hour for which an Employee directly or indirectly receives, or is entitled to receive, remuneration from an Affiliated Company in relation to his employment, including hours credited for vacation, holiday, sickness or temporary disability, jury duty, layoff, approved leave of absence and hours for which back pay has been paid, awarded or agreed to (irrespective of mitigation of damages) by an Affiliated Company (which shall be credited to an Employee with respect to the period for which remuneration is paid). Each Hour of Employment for which an Employee is paid on the basis of an overtime or premium rate shall only be credited as a single Hour of Employment.

In no event shall more than 501 Hours of Employment be credited to an Employee on account of any single period (other than an approved leave of absence) during which the Employee performs no duties. An Employee employed on a full-time basis shall be credited with 190 Hours of Employment for each month he is credited with at least one Hour of Employment for the performance of services or for each month in which he is on an approved leave of absence. An Employee who is not employed on a full-time basis, shall be credited with the number of Hours of Employment for which he performs services as determined in accordance with the records of the Employee's Affiliated Company. Hours of Employment shall be credited in accordance with the Department of Labor Regulations Section 2530.200b-2.

For purposes of Participation under Section 2.1 and Continuous Service under Section 1.16, the period during which an Employee is on an approved leave of absence shall be included as Hours of Employment.

1.24 "Inactive Participant" Any person who is not in the active service of the Company or an Affiliated Company who has an account in the Plan and who becomes an Inactive Participant as described in paragraph 7.1.

1.25 "Internal Revenue Code" The Internal Revenue Code of 1986, as it may from time to time be amended or supplemented. References to any section of the Internal Revenue Code shall be to that section as it may be renumbered, amended, supplemented or reenacted.

1.26 "Investment Committee" The managing board of the assets of the Plan, as provided in Article 12.

1.27 "Investment Fund" A fund selected by the Savings Plan Committee in which a Participant can elect to have his or her Accounts invested.

1.28 "Investment Manager" Any person or institution who (a) is granted the power to manage, acquire, or dispose of any asset of the Plan, (b) acknowledges in writing that it is a fiduciary with respect to the Plan and (c) is (1) an investment adviser registered under the Investment Advisers Act of 1940, (2) a bank (as defined in the Investment Advisers Act of 1940) or (3) an insurance company qualified under the laws of more than one state to manage the assets of employee benefit plans (as defined in Section 3(3) of ERISA).

1.29 "Limitation Year" The Plan Year.

1.30 "Maximum Pre-Tax Contributions" $7,000, as such amount may be adjusted to reflect cost of living and other increases, from time to time, in accordance with regulations prescribed by the Secretary of the Treasury or his delegate.

1.31 "MOC " Maritime Overseas Corporation, a New York corporation.

1.32 "Normal Retirement Date" The first day of the month in which a Participant attains age 65.

1.33 "One Year Period of Severance" Any 12 month period beginning on the Severance From Service Date, or anniversary thereof, and ending on the following anniversary thereof, in which the Employee is not credited with one or more Hours of Employment.

1.34 "OSG Stock" Common Stock of Overseas Shipholding Group, Inc., par value $1.00 per share.

1.35 "OSG Stock Fund" An Investment Fund under the Plan which is intended to invest primarily in OSG Stock.

1.36 "Parental Leave" An Employee's leave of absence from employment with an Affiliated Company because of pregnancy, birth of the Employee's child, placement of a child with the Employee in connection with adoption of the child or caring for a child immediately following birth or adoption, including, without limitation, leave of absence in accordance with the Family and Medical Leave Act of 1993, as it may from time to time be amended or supplemented. The Affiliated Company shall determine the first and last day of any Parental Leave.

1.37 "Participant" Any person included in the membership of the Plan as provided in Article 2 who is not an Inactive Participant or Retired Participant.

1.38 "Plan" The OSG Ship Management, Inc. Savings Plan as described herein or as hereafter amended.

1.39 "Plan Administrator" The Company or its designee. The Company shall also be the named fiduciary in accordance with Section 402(a)(2) of ERISA, other than with regard to investments, in which case the named fiduciary shall be the Investment Committee (to the extent provided in Section 12.2).

1.40 "Plan Year" The calendar year.

1.41 "Pre-Tax Account" The account into which shall be credited the Pre-Tax Contributions made by a Participant and earnings or losses on those contributions.

1.42 "Pre-Tax Contributions" Amounts contributed pursuant to Section 3.1. "Pre-Tax Contributions" shall be classified as either "Basic Pre-Tax Contributions" or "Supplemental Pre-Tax Contributions."

1.43 "Recordkeeper" The party employed by the Savings Plan Committee to keep the records and accounts of individual Participants, Inactive Participants, Retired Participants and Beneficiaries under the Plan.

1.44 "Restatement Date" January 1, 1997

1.45 "Retired Participant" Any person whose employment has terminated after he or she has:

(a) become Totally and Permanently Disabled

(b) reached his or her Normal Retirement Date

(c) become eligible for early retirement by attaining age 55 and completing 5 years of Continuous Service

1.46 "Rollover Account" The Eligible Employee's subaccount with respect to rollover contributions pursuant to Section 3.11 hereof, and the earnings thereon.

1.47 "Savings Plan Committee" The managing board of the Plan as provided in Article 11.

1.48 "Severance From Service Date" The earliest of the dates that:

(a) the Employee quits, is discharged, or retires, provided that the Employee is not credited with an Hour of Service during the 12-month period following such event;

(b) the Employee dies;

(c) is the first anniversary of an Employee's absence from the service of the Company or an Affiliated Company because of service in the Armed Forces of the United States, and such Employee fails to return to the service of the Company or an Affiliated Company within 90 days after (i) the date of his or her release from the active duty in the Armed Forces, or (ii) the date of his or her discharge from hospitalization which has continued for a period of not more than one year after his or her discharge from the Armed Forces;

(d) is the first anniversary of an Employee's absence from the service of the Company or an Affiliated Company because of leave of absence approved by the Company or an Affiliated Company, for vacation, education, sickness, disability, pregnancy, or for extreme hardship, provided such Employee does not return to the service of the Company or an Affiliated Company at the end of such leave of absence;

(e) is the first anniversary of an Employee's absence from the service of the Company or an Affiliated Company, due to Parental Leave providing such Employee does not return to work within 12 months of the date of such absence.

1.49 "Timely Notice" With respect to an event shall be a written notice made no later than the fifteenth day of the month before the end of a calendar quarter.

1.50 "Totally and Permanently Disabled" The Participant has (a) been granted entitlement to a Social Security disability benefit or would have been entitled to such a benefit were it not for failing the "quarters of coverage" test, and (b) furnished written medical proof of such disability satisfactory to the Savings Plan Committee.

1.51 "Trust" or "Trusts" The trust(s) established or maintained under the Trust Agreement.

1.52 "Trustee" or "Trustees" Anyone serving as trustee(s) under the Trust Agreement.

1.53 "Valuation Date" Each day on which the New York Stock Exchange is open for business.

    "Vested Interest" The nonforfeitable portion of a Participant's Account as determined under Article 5.5.

ARTICLE 2

PARTICIPATION

2.1 Eligibility to Participate: Effective as of January 1, 1999, every Eligible Employee is eligible to participate in the Plan as of the first day of the first full payroll period following the later of (i) the date of his or her completion of 60 days of Continuous Service, or (ii) attainment of age 21. Prior to January 1, 1999, every Eligible Employee was eligible to participate in the Plan as of the first day of the first payroll period ending in the calendar quarter following the latest of (i) the date of his or her completion of one year of Continuous Service, (ii) attainment of age 21, and (iii) the Effective Date of the Plan. Notwithstanding the foregoing, an Eligible Employee whose first Hour of Employment occurs in 1998 and who has completed at least 60 days of Continuous Service and attained age 21 shall be eligible to participate in the Plan as of the first day of the first payroll period which occurs in 1999. For the purpose of this Article, a year of Continuous Service shall be the consecutive twelve month period during which an Employee has at least 1,000 Hours of Employment, commencing with his or her Employment Date or, if in such period he or she does not have at least 1,000 Hours of Employment, commencing with the first day of the calendar year after his or her Employment Date during which he or she has 1,000 Hours of Employment.

2.2 Commencement of Participation: An Employee eligible to participate in the Plan under Section 2.1 may become a Participant as of the first full payroll period which follows his or her Timely Notice of the intent to participate by filing an enrollment form with the Plan Administrator. On such enrollment form he or she shall:

(a) designate the percentage of his or her Compensation he or she wishes to contribute as a basic contribution described in Section 3.1 and such supplemental contributions, if any, described in Section 3.1, if applicable;

(b) authorize the Company to so reduce his or her Compensation; and

(c) make an investment selection.

Participation in the Plan by an Employee is entirely voluntary. Participation shall commence on the first date as of which a Participant's Compensation is reduced.

2.3 Continuity of Participation: Continuity of participation will not be broken by reason of the suspension of the Participant's contributions, or by his or her failure to receive Compensation in any month due to (a) layoff or (b) approved leave of absence granted by his or her Employer or Affiliated Company. Continuity of participation will cease on the Severance From Service Date.

2.4 Non-Interruption of Participation: An Employee's participation in the Plan shall not terminate if he or she is employed by an Affiliated Company.

2.5 Termination of Participation: An Employee's participation in the Plan shall terminate after the last payment due to him or her is made under Article 7 of the Plan, or, if no payment is due, when he or she terminates employment.

2.6 Re-employment: (a) An Employee who was eligible to participate in the Plan, whether or not he or she did participate in the Plan, shall, upon reemployment by an Affiliated Company, be eligible to again participate in the Plan, to the extent permitted by his or her Compensation, if (i) he or she had completed 5 years of Continuous Service on his or her Severance from Service Date, or (ii) he or she had not completed 5 years of Continuous Service on his or her Severance from Service Date and had not more than 5 consecutive One Year Periods of Severance. In such event, the Continuous Service as of his or her original Severance From Service Date and the forfeited portion of the Accounts, if any, shall be restored as of the rehire date.

(b) Any other Employee shall be eligible to participate when he or she satisfies the requirements of Section 2.1 counting only service following the date of his or reemployment. In such event, the Continuous Service as of his or her original Severance From Service Date and the forfeited portion of the Accounts shall not be restored.

2.7 Qualified Military Service: Notwithstanding any provision of this Plan to the contrary, effective as of December 12, 1994, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code.

ARTICLE 3

CONTRIBUTIONS

3.1 Amount of Contributions: A Participant may make Basic Pre-Tax Contributions of 1,2,3,4,5 or 6 percent of Compensation for any Plan Year. A Participant may make Supplemental Pre-Tax Contributions based upon a percentage of Compensation. If the Participant is a Non-Highly Compensated Employee, he or she may make Supplemental Pre-Tax Contributions up to 11 percent of Compensation, or, effective as of January 1, 1998, 14.5 percent of Compensation. If the Participant is a Highly Compensated Employee, he or she may make Supplemental Pre-Tax Contributions up to 3 percent of Compensation.

The total of all Pre-Tax Contributions in any Plan Year may not exceed the Maximum Pre-Tax Contributions.

In the event the Company shall reduce a Participant's, Retired Participant's or Inactive Participant's salary or wage by more than the Maximum Pre-Tax Contribution, or in the event a Participant, Inactive Participant or Retired Participant participated in another plan in which his or her salary or wage was reduced and the combined reduction pursuant to such other plan and this Plan shall exceed the Maximum Pre-Tax Contribution and the Participant, Inactive Participant or Retired Participant shall inform the Plan Administrator that he or she desires a return of the excess deferral prior to March 1 following the close of the applicable Plan Year, the Plan Administrator shall return such excess deferral with earnings to the Participant, Retired Participant or inactive Participant by April 15 following the close of the applicable Plan Year.

3.2 After-Tax Contributions: Effective as of January 1, 1998, a Participant may make After-Tax Contributions based upon a percentage of Compensation. The total amount of a Non-Highly Compensated Employee's Pre-Tax Contributions plus After-Tax Contributions may not exceed 20.5 percent of Compensation. The total amount of a Highly Compensated Employee's Pre-Tax Contributions plus After-Tax Contributions may not exceed 9 percent of Compensation.

3.3 Suspension of Contributions: Upon written notice to the Savings Plan Administrator, a Participant may suspend his or her contributions as of the beginning of the first payroll period following such notice. The contributions so suspended may not subsequently be made up.

3.4 Election to Contribute: An Employee may elect to commence, alter or resume contributions as of the first day of the first payroll period after which the Savings Plan Administrator receives written notice.

3.5 Deposit of Contributions: The Company shall deposit such Pre-Tax and After-Tax Contributions with the Trustee as soon as practicable following the end of the month containing the payroll period for which they have been withheld.

3.6 Company Contributions: Each month each Participant will be credited with an amount equal to the Company Matching Percentage, as defined in Section 3.7, of Basic Pre-Tax Contribution, if any, on account of payroll periods ending in the prior month, provided, however, no Company Contribution shall be required for amounts which fail the test required under Section 3.8 or which would, if made, fail the test required under Section 3.9. The Company shall make monthly contributions to the trust which together with available forfeitures, equal the amounts described in the preceding sentence, if any, which are required for the prior month plus amounts required to restore any Company Contribution Account as provided under Section 2.6.

3.7 Rate of Company Contributions: The Company Matching Percentage shall be determined by the Company in the Company's sole discretion. From January 1, 1995 through December 31, 1999, the Matching Percentage has been 75 percent. The Company may, in its sole discretion, change the amount of the Company Matching Percentage, if any, on a prospective basis. The Company may, but need not, explain the basis of its decision to Participants and eligible Employees.

3.8 Actual Deferral Percentage: The Recordkeeper or Plan Administrator, based on data supplied by the Company, shall determine as of the close of each Plan Year which Participants are Highly Compensated Employees. The Recordkeeper or Plan Administrator shall determine the Actual Deferral Percentages for eligible Highly Compensated Employees for the current Plan Year and for all other Employees eligible to participate in the Plan for the prior Plan Year. The Actual Deferral Percentage for eligible Highly Compensated Employees for the current Plan Year shall not exceed the Actual Deferral Percentage for all other Employees for the prior Plan Year who are eligible to participate multiplied by 1.25. If the Actual Deferral Percentage for eligible Highly Compensated Employees exceeds the Actual Deferral Percentage for all other Employees who are eligible to participate by no more than 2 percentage points, the 1.25 multiplier in the preceding sentence shall be replaced by 2.0.

The Recordkeeper or Plan Administrator shall inform the Savings Plan Committee as to that portion of Highly Compensated Employees' Pre-Tax Contributions ("Excess Contribution") which must be returned to assure the foregoing requirement is met. Such Excess Contributions shall be computed by reducing the Pre-Tax Contributions made on behalf of the Highly Compensated Employee with the largest amount of Pre-Tax Contributions until the dollar amount of his or her Pre-Tax Contributions equals the dollar amount of Pre-Tax Contributions made on behalf of the Highly Compensated Employee having the next largest amount of Pre-Tax Contributions. This process shall continue until all Excess Contributions are distributed. The Savings Plan Committee shall instruct the Trustee to return such Excess Contribution plus any income allocable thereto prior to 2-1/2 months after the close of the Plan Year.

During a Plan Year, the Plan Administrator may reduce the permitted Pre-Tax Contributions of the Highly Compensated Employees for the Plan Year to enable the Plan to comply with the provisions of this Section.

3.9 Actual Contribution Percentage: After having made any necessary adjustment as provided above, the Recordkeeper shall repeat the above process with respect to the Actual Contribution Percentage. The Savings Plan Committee shall not have the discretion to include Pre-Tax Contributions in the Actual Contribution Percentage definition if such inclusion shall require a reduction in the Pre-Tax Contribution. The Savings Plan Committee shall instruct the Trustee to return such Excess Contribution plus any income allocable thereto prior to 2-1/2 months after the close of the Plan Year.

3.10 Maximum Annual Additions:

(a) Any provisions of the Plan to the contrary notwithstanding, subject to the provisions of Section 3.10(b), a Participant's maximum annual addition shall not exceed $30,000 or 25 percent of the Participant's Compensation for the year involved, whichever is lower. The $30,000 limitation set forth above shall be adjusted to reflect cost of living and other increases, from time to time, in accordance with regulations prescribed by the Secretary of the Treasury or his or her delegate.

(b) For purposes of applying this Section 3.10, all defined contribution plans of each Company, including the Plan, shall be combined or aggregated and the maximum annual addition shall be determined on the basis of a Participant's annual additions under all such plans as follows:

(i) Aggregate the annual additions.

(ii) Determine the maximum annual addition on the basis of aggregate remuneration from the Company and any other Company included within the test with respect to such Company.

(iii) If the result of (ii) is greater than or equal to the result of (i), the maximum annual addition described in paragraph (a) above shall apply without adjustment; if the result of (ii) is less than the result of (i), the maximum annual addition under the Plan shall be equal to (ii) less annual additions under all plans of the Company other than the Plan.

(c) For purposes of this Section 3.10, a defined contribution plan means a profit sharing, thrift, or pension plan which provides for an individual account of each participant and for benefits based solely upon the amount contributed to the participant's account, and any income, expenses, gains, and losses, and any forfeitures on account of other participants which may be allocated to such participant's accounts provided, however, that a defined contribution plan schedule include that portion which provides a benefit based on the balance of a separate account with respect to a plan which provides a benefit derived from employer contributions which is based partly on the balance of the separate account of a participant. The annual addition means for any year the total of employer contributions, including forfeitures, and employee contributions.

(d) Where the limits of Section 415(e) of the Internal Revenue Code are exceeded with respect to a Participant, the benefit shall be reduced under the Pension Plan for Employees of Maritime Overseas Corporation as provided in such Plan (as subsequently renamed the Pension Plan for Employees of OSG Ship Management, Inc.). Effective as of January 1, 2000, the combined limitation under Internal Revenue Code Section 415(e) shall no longer be applicable and the foregoing sentence shall be of no force or effect.

3.11 Rollover Contributions: Prior to January 1, 1998, this Plan did not accept any rollover contributions from any other plan qualified under Section 401(a) of the Code or any individual retirement account. Effective as of January 1, 1998, any Eligible Employee, whether or not a Participant, may roll over all or any portion of his or her account under a plan of a previous employer which is qualified under Section 401(a) of the Internal Revenue Code, provided that (i) the rollover is permitted under the Internal Revenue Code, (ii) the rollover is made on a timely basis as required by the Internal Revenue Code, and (iii) evidence satisfactory to the Savings Plan Committee as to the foregoing is furnished to the Savings Plan Committee. Any amount rolled over to the Plan shall be fully vested and nonforfeitable and shall be credited to a separate Rollover Account for the Employee, which Rollover Account shall accrue earnings or losses.

ARTICLE 4

INVESTMENT OF CONTRIBUTIONS

4.1 Participant's Direction: Each Participant's Pre-Tax Contributions shall be invested in one or more of the Investment Funds in accordance with his or her written instructions. Effective as of February 1, 2000, the OSG Stock Fund shall be made available as an additional Investment Fund.

The Participant may designate any multiple of 5 percent of his or her Pre-Tax Contributions to be directed to any Investment Fund, so that the total of all such designations equals 100 percent. All other contributions to the Plan, including Company Matching Contributions, After-Tax Contributions and Rollover Contributions shall be invested in the same proportion as Pre-Tax Contributions.

Notwithstanding the foregoing, in no event shall a Participant (or, in the event of the Participant's death, the Participant's Beneficiary) be entitled to elect to invest more than twenty-five percent (25%) of his or her Basic and/or Supplemental Pre-Tax Contributions, After-Tax Contributions, Rollover Contributions, Company Contributions and future contributions to such accounts made on his or her behalf in the OSG Stock Fund.

4.2 Change of Investment Direction: A Participant may change his or her investment elections made pursuant to Section 4.1 at such times as established by the Savings Plan Committee, in its sole discretion. Such elections can be made in writing or by telephone to the Recordkeeper or through the Recordkeeper's website and will be effective in accordance with the Recordkeeper's business practices.

4.3 Reallocation of Accounts: As of each Valuation Date, a Participant, Inactive Participant or Retired Participant may elect to have the value of all, or any, multiple of 5 percent (or such other multiple as the Savings Plan Committee may prescribe in its sole discretion) of the value of his or her Accounts in any Investment Fund reallocated to another Investment Fund or Investment Funds at such times as established by the Savings Plan Committee, in its sole discretion. Such election can be made in writing or by telephone to the Recordkeeper and will be effective in accordance with the Recordkeeper's business practices.

4.4 Participant's Responsibility: The selection of any Investment Fund is the sole and exclusive responsibility of each Participant. Neither the Company nor the Trustee, nor any Committee, nor any of the agents or employees of the Company are empowered to advise, nor shall they advise a Participant as to the manner in which his or her Account's shall be invested, or changed. No liability whatsoever shall be imposed upon the Company, Trustee, any Committee, director, officer, agent or employee in this regard.

ARTICLE 5

MAINTENANCE AND VALUATION OF PARTICIPANTS' ACCOUNTS

5.1 Accounts: Each Participant, Inactive Participant and Retired Participant shall have established for him or her an Account or Accounts in each of the funds in which he or she participates.

5.2 Valuation Date: A Participant's, Inactive Participant's and Retired Participant's interest in each of the funds shall be determined as of each Valuation Date.

5.3 Account Names: The value of each Participant's, Inactive Participant's and Retired Participant's interest in each fund shall be kept by Accounts. Such Accounts shall be known as the Pre-Tax Account, After-Tax Account, Company Contribution Account and Rollover Account.

5.4 Basis for Accounts: As of each Valuation Date, the Trustee shall value the assets of each fund in accordance with its normal business procedures.

5.4 Vesting of Accounts: Each Participant's, Inactive Participant's and Retired Participant's Pre-Tax Account, After-Tax Account and Rollover Account shall be vested at all times. Each Participant's Company Contribution Account shall become vested upon the earlier of his completion of 5 years of Continuous Service, his Normal Retirement Date, or his becoming Totally and Permanently Disabled. Each Inactive Participant or Retired Participant whose Company Contribution Account was vested on his termination of employment shall continue to have his Company Contribution Account vested. Upon payment of the entire Account, such Accounts shall no longer be vested.

ARTICLE 6

LOANS

6.1 Conditions for Grant of Loans: A Participant may make written application to the Plan Administrator for a loan. The loan shall be processed as soon as practicable following written notice of the Participant's intent to receive a loan. Effective as of January 1, 1999, no loan shall be made to a Participant who is in default on any loan under this Plan. Prior to January 1, 1999, no loan shall be made to a Participant who:

(a) has been declared bankrupt within 6 years preceding the date of his or her application,

(b) is in default on any loan under this Plan, or

(c) has had his or her wages garnished or attached within 3 years preceding the date of his or her application.

In addition to such rules and regulations as the Savings Plan Committee may adopt, all loans shall comply with the following terms and conditions:

(i) An application for a loan by a Participant shall be made in writing to the Savings Plan Administrator.

(ii) Each loan shall be evidenced by a promissory note payable to the Trust for the Plan.

(iii) The period of payment for any loan may not be less than 6 months nor may it exceed 5 years.

(iv) With respect to any Participant, only one loan under this Plan may be outstanding at any time.

(v) Prior to January 1, 1999, if the scheduled payroll deduction for loan repayment would exceed 25 percent of the Participant's Compensation for the applicable pay period, as determined by the Company under rules uniformly applicable to all Participants similarly situated, the amount of the loan shall be limited to the extent necessary to prevent such excess. This requirement shall not be applicable on and after January 1, 1999.

(vi) The loan will terminate and must be repaid on the Participant's Severance From Service Date. The Plan Administrator may cause such repayment, if not voluntarily made, by requiring a distribution in an amount sufficient to satisfy the loan.

If the Participant is married his or her spouse must cosign the application for the loan and the notarized promissory note.

6.2 Maximum Loan: The maximum loan, regardless of the number of Affiliated Groups in which the Participant is employed, shall be the lesser of:

(a) the total value of the Participant's Pre-Tax Account, After-Tax Account and Rollover Account, as of the Valuation Date as of which the loan is processed;

(b) One half of the total value of the Participant's Pre-Tax Account, After-Tax Account, Rollover Account and Vested Interest in the Company Contribution Account on the most recent Valuation Date; or

(c) $50,000;

reduced by the highest outstanding balance of any other loan to that Participant under the Plan during the 12 months preceding the Valuation Date as of which the loan is processed.

6.3 Minimum Loan: The minimum loan shall be $1,000.

6.4 Source of Funds: The amount of the loan is to be transferred in the following order of priority proportionately from the Participant's Rollover Account, After-Tax Account, Pre-Tax Account, and Company Contribution Account, and such loan amount shall be transferred proportionately from each such account which is invested in each Investment Fund to a fund which shall be designated the "Loan Fund". Such Loan Fund is invested solely in loans made to the Participant and the amount transferred to the Loan Fund shall be pledged as security for the loan made to the Participant. Payments of principal on the loan will reduce the balance of the Participant's Account held in the Loan Fund; such amount, together with the attendant interest payment, will be credited to the Participant's Account invested in accordance with his or her last instructions with respect to Participant Contributions.

6.5 Amortization of Loans: Payments of principal and interest shall be made by equal payroll deductions in an amount sufficient to amortize the loan over the repayment period. Alternatively, an Employee can repay without penalty the entire balance of the loan outstanding by check payable to the Trustee provided, however, no such repayment shall be allowed by a Participant who is then in the active service of the Company or an Affiliated Company until the loan has been outstanding for 6 months.

6.6 Default: If a loan is not repaid in accordance with the terms contained in the promissory note and a default occurs, the Trustee, at the direction of the Savings Plan Committee, shall execute upon its security interest in the Loan Fund to satisfy the debt and/or institute proceedings against the Participant; except that, the Trustee shall not levy against any portion of the Loan Fund attributable to amounts held in the Participant's Pre-Tax Account until such time as a distribution of the Pre-Tax Account could otherwise be made under the Plan. In addition, an Employee who defaults on a loan shall not be allowed to make Pre-Tax Contributions and no Company Contribution share be made on his or her behalf during the period of his or her default.

6.7 Direct Payment: If an Employee is on layoff or leave of absence he or she must repay his or her outstanding loan by monthly payments to the Trustee. For purposes of the Plan, if a loan is in default such layoff or leave of absence will be terminated and the Employee will be treated as a terminated employee.

6.8 Payments Reduced by Loan Balance: Except as provided in this Article, if an Employee has an outstanding loan at the time he or she becomes eligible for any payment under the Plan, the balance of the loan will be deducted from any payment due to him or her or made on his or her behalf.

6.9 Loan Interest Rate: The Savings Plan Committee shall determine the loan interest rate applicable for loans taken out on a periodic basis. Such rate shall be commensurate with rates charged by commercial lenders for similar arm's length loans. Once established, the rate of interest for any outstanding loan shall not change.

6.10 Loans to Parties in Interest: A "party in interest," as defined in Section 3(14) of ERISA, who is a Retired Participant or terminated Participant with an Account balance under the Plan shall have the right to receive a loan under the Plan.

6.11 Loan Processing Fee: Effective as of October 1, 1999, each Participant who makes a written application to the Plan Administrator for a loan shall be charged a $40 loan processing fee. This fee may be changed from time to time in the sole discretion of the Trustee.

ARTICLE 7

DISTRIBUTION OF CONTRIBUTIONS UPON TERMINATION OF EMPLOYMENT

7.1 Distribution to non-Retired Participants: A Participant whose employment is terminated and whose Vested Interest is less than $3,500, or, effective as of January 1, 1998, $5,000, will receive his or her Vested Interest in a lump sum as soon as practicable following his or her termination of employment. A Participant whose employment is terminated and whose Vested Interest is greater than or equal to $3,500, or effective as of January 1, 1998, $5,000, may elect to receive his or her Vested Interest in a lump sum as soon as practicable following his or her termination of employment, or may elect to defer his or her lump sum consistent with Article 10. Such distribution may commence at any time between termination of employment and the date required by Section 10.1. A Participant who elects to defer his or her lump sum consistent with Article 10 shall be deemed an Inactive Participant.

7.2 Distribution to Retired Participants: A Retired Participant who elects not to receive his or her Vested Interest in a lump sum on the termination of his or her employment may, subject to Section 10.1, elect to receive his or her Vested Interest in no less than 3 and no more than 10 annual installments, in cash, the payment from each Account of each installment to have the remaining value of each Account prior to each distribution divided by the number of the then remaining installments, provided the number of installments allows the initial installment to be at least $1,000. Such distribution may commence at any time between termination of employment and the date required by Section 10.1.

7.3 Forfeiture of Non-Vested Accounts: Upon termination of employment, the portion of a Participant's Company Contribution Account which is not vested shall be forfeited. If the Participant is subsequently rehired, the forfeited amount may be restored as provided under Section 2.6.

7.4 In-Service Distributions: A Participant may withdraw all or any portion of his or her Rollover Account in a lump sum at any time. Notwithstanding the foregoing, only 2 withdrawals from a Participant's Rollover Account may be made in any Plan Year.

ARTICLE 8

DISTRIBUTION OF CONTRIBUTIONS UPON DEATH

8.1 Distribution on Death except Retired Participants on Pay Status: If a Participant, Inactive Participant or a Retired Participant dies prior to the commencement of payments under the Plan, his or her entire interest shall be paid in one lump sum in cash to his or her surviving spouse, if located, or if he or she has no surviving spouse or if his or her surviving spouse agreed in writing by obtainable notarized consent, to his or her designated Beneficiary, or if he or she had not designated a Beneficiary and has no surviving spouse, to his or her estate or legal representative.

8.2 Distribution on Death of a Retired Participant after Installment Payments Commence: If a Retired Participant dies after the commencement of installment payments under Section 7.2, the payments will be continued to his or her surviving spouse, if located, or if he or she has no surviving spouse or if his or her surviving spouse agreed in writing by obtainable notarized consent, to his or her designated Beneficiary; provided, however, that prior to the commencement of installment payments, the Retired Participant may elect that the Beneficiary or the surviving spouse, as the case may be, shall receive a lump sum on the Retired Participant's death, or after the Retired Participant's death, the Beneficiary or surviving spouse may so elect. If the Retired Participant has not designated a Beneficiary or if his or her Beneficiary does not survive him or her, a lump sum shall be payable to his or her surviving spouse, or if there is no surviving spouse, to his or her estate or legal representative. In the event installments are continued to a Beneficiary and said Beneficiary dies, the balance of the Accounts shall be paid to the Beneficiary's estate or legal representative.

ARTICLE 9

VOTING AND OTHER RIGHTS

9.1 Voting of OSG Stock: Each Participant, Inactive Participant and Retired Participant ("Member") (or, in the event of the Member's death, the Member's Beneficiary) shall be entitled to instruct the Trustee as to the manner in which the OSG Stock held in the OSG Stock Fund attributable to the Member's Account shall be voted on each matter brought before an annual or special stockholders' meeting of the Company. Before each such meeting of stockholders, the Company shall cause to be furnished to each Member (or, in the event of the Member's death, the Member's Beneficiary) a copy of all proxy solicitation material, together with a form requesting confidential instructions to be given to the Trustee on how the OSG Stock attributable to the Member's Account shall be voted on each such matter. Upon timely receipt of such instructions, the Trustee shall on each such matter vote such OSG Stock as instructed. The instructions received by the Trustee from Members (or Beneficiaries, as the case may be) shall be held by the Trustee in confidence and shall not be divulged or released to any person, including officers or employees of the Company or any Affiliated Company. Where no such voting instructions have been received by the Trustee, the Trustee shall vote such OSG Stock as to which timely instructions were not received by the Trustee in the same proportion as it votes shares of OSG Stock as to which timely instructions were received by the Trustee except as otherwise required to comply with ERISA.

9.2 Tender and Exchange Offers on OSG Stock: (a) Each Member (or, in the event of the Member's death, the Member's Beneficiary) shall have the right, based upon the OSG Stock held in the OSG Stock Fund attributable to the Member's Account, to direct the Trustee in writing as to the manner in which to respond to a tender or exchange offer for such OSG Stock and the Trustee shall tender or not tender such OSG Stock for each Member's Account based upon such instructions. The Company shall utilize its best efforts to timely distribute or cause to be distributed to each Member (or Beneficiary, as the case may be) such identical written information (if any) as will be distributed to stockholders of the Company in connection with any such tender or exchange offer and a tender or exchange offer instruction form for return to the Trustee or its designee.

(b) The form described in (a) above shall show the number of full shares of OSG Stock attributable to the Member's Account (whether or not vested) and shall provide a means for him or her to (i) instruct the Trustee whether or not to tender such shares and (ii) specify the Investment Fund under the Plan in which the proceeds of any sale shall be invested in the event such shares are sold pursuant to the tender offer. Such form shall also advise each Member with an investment in the OSG Stock Fund that, in the event the Trustee is not provided with tender or exchange instructions, the Trustee shall tender or exchange any such shares of OSG Stock as to which timely instructions were not received by the Trustee in the same proportion as it tenders or exchanges shares of OSG Stock as to which timely instructions were received by the Trustee except as otherwise required to comply with ERISA. Such form shall further advise that, in the event a Member's OSG Stock is sold and the Member has not specified the Investment Fund in which the proceeds shall be invested, such proceeds shall be invested in a guaranteed interest account or a money market fund, until a further investment election is made by the Member pursuant to the Plan. Except for the foregoing, the Company shall not provide to the Member any information or guidance not provided to all stockholders. Upon receipt of such instructions, the Trustee shall tender or not tender (or withdraw from tender) or exchange such OSG Stock in accordance with such instructions, and the Trustee shall tender or exchange any such shares of OSG Stock as to which timely instructions were not received by the Trustee in the same proportion as it tenders or exchanges shares of OSG Stock as to which timely instructions were received by the Trustee except as otherwise required to comply with ERISA. Except as may be required by law, instruction forms received from the Member shall be retained by the Trustee and shall not be provided to the Company or to any officer or employee thereof or to any other person.

9.3 Procedures of the Company Stock Fund With Respect to Voting and Tender Instructions: In implementing the foregoing procedures, the Company will act fairly, in the best interests of each Member, and in a manner which will not impose undue pressure on any Member as to what tender or exchange offer instructions he or she or she should give to the Trustee. The giving of an instruction to the Trustee to tender or exchange OSG Stock shall not be deemed to constitute withdrawal or suspension from the Plan or forfeiture of any portion of a Member's interest in the Plan. Accounts shall be adjusted appropriately to reflect the Trustee's execution of their instructions, or if no instructions were received, to reflect the Trustee' s tender or exchange of such shares of OSG Stock in the same proportion as it tenders or exchanges shares of OSG Stock as to which timely instructions were received by the Trustee. Proceeds resulting from the sale of any OSG Stock shall be invested in the Investment Fund specified by the Member in his or her instructions to the Trustee and, in the absence of such instructions, such proceeds shall be invested in the money market fund, until a further investment election is made by the Member pursuant to the Plan.

9.4 Member Deemed Named Fiduciary: Notwithstanding anything in the Plan to the contrary, each Member is, for purposes of this Section, hereby designated a "named fiduciary", within the meaning of Section 402(a)(1) of ERISA, with regard to his or her Account.

9.5 Confidentiality: It is intended that the OSG Stock Fund is administered and operated in accordance with Section 404(c) of ERISA and the regulations thereunder. For such purposes, the Trustee shall be the identified fiduciary and shall be responsible for, without limitation, the implementation and monitoring of confidentiality procedures.

ARTICLE 10

DISBURSEMENTS FROM FUNDS

10.1 Deferral of Payments: Unless a Retired Participant or an Inactive Participant elects to defer the receipt of his or her Accounts, no disbursement shall begin later than the 60th day after the later of the close of the Plan Year in which: (a) the Retired Participant or Inactive Participant reaches age 65, or (b) the date the Retired Participant terminates service with the Company. Notwithstanding the foregoing, prior to December 1, 1997, payments under the Plan must commence no later than the April 1 of the calendar year following the calendar year in which the Participant, Retired Participant or Inactive Participant reaches age 70-1/2. Effective as of December 1, 1997, payments under the Plan must commence no later than the April 1 of the calendar year following the calendar year in which the later of the following occurs: (a) the Participant, Retired Participant or Inactive Participant actually reaches age 70-1/2 or (b) the Participant or Inactive Participant retires (except that the provisions of the prior sentence shall continue to apply to 5 percent owners). While the Participant is employed by the Company, distributions shall be made over a period not exceeding the life expectancy of the Participant or the joint life expectancies of the Participant and his spouse. After termination of employment, only a lump sum distribution option or the distributions available under Section 7.2 of the Plan may be elected by the Participant.

10.2 Method of Payment: Disbursements from the funds in accordance with Articles 7 and 8 shall be made in cash by check drawn upon the Trust Account.

10.3 Timing of Payments: Cash disbursements made as provided in Section 10.2 and for the purpose of making any loan as provided in Article 6 shall be made as soon as practicable after the Valuation Date following the request for payment.

10.4 Direct Rollovers to Other Eligible Plans: A distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution from the Plan paid directly to an eligible retirement plan specified by the distributee in a direct rollover. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life expectancy of the distributee or the joint life expectancies of the distributee and the distributee's designated beneficiary, or for a specified period of 10 years or more and any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code. An eligible retirement plan is an individual retirement account described in Section 408 (a) of the Internal Revenue Code, an individual retirement annuity described in Section 408 (b) of the Internal Revenue Code, a qualified trust described in Section 401(a) of the Internal Revenue Code, or an annuity plan described in Section 403(a) of the Internal Revenue Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternative payee under a qualified domestic relations order, as defined in Section 414 (p) of the Internal Revenue Code, are distributees with regard to the interest of the spouse or former spouse.

10.5 Payment of Benefits: In no event shall the payment of benefits under any form of benefit elected by a Participant extend over a period which exceeds the longest of the life expectancy of the Participant; or the joint life expectancies of the Participant and the Participant's beneficiary, if any. Notwithstanding anything else in this Plan to the contrary, the payment of any death benefit payable to any Beneficiary of a Participant shall be subject to the following rules:

(a) If the Participant dies after the Participant's required beginning date under Internal Revenue Code Section 401(a)(9) and the regulations thereunder or after the Participant's benefits have irrevocably commenced (the "Commencement Date"), such death benefit must be distributed to the Beneficiary under a method that is at least as rapid as the method under which distributions were being made to the Participant as of the date of the Participant's death.

    If the Participant dies before the Participant's Commencement Date and the beneficiary is not a designated beneficiary, within the meaning of Internal Revenue Code Section 401(a)(9), the entire interest of the Participant must be distributed no later than December 31 of the calendar year that contains the fifth (5th) anniversary of the date of the Participant's death.

  ARTICLE 11

  ADMINISTRATION OF PLAN

  11.1 Named Fiduciaries: The Company is with respect to the Plan both a Named Fiduciary and the Plan Administrator as defined by ERISA and has the authority to control and manage the operation and administration of the Plan, except that with regard to investments, the Named Fiduciary shall be the Investment Committee (to the extent provided in Section 12.2). The Plan Administrator expressly delegates the authority to administer the Plan to a Savings Plan Committee, to be comprised of no fewer than 3 members appointed by the Board of Directors to serve at its pleasure. To aid in the administration of the Plan, the Savings Plan Committee may delegate certain limited responsibilities to carry out the directives of the Savings Plan Committee in all phases of the administration of the Plan.

  11.2 Organization of Savings Plan Committee: The members of the Savings Plan Committee shall elect a Chairman from their number and may, subject to periodic review, allocate among themselves and/or delegate such of their powers as they shall determine from time to time and retain counsel, employ agents and provide for such ministerial, clerical, accounting, recordkeeping, consulting or other services as they may require, and may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf.

  11.3 Meetings: The Savings Plan Committee shall hold regular and special meetings upon such notice, at such place or places, and at such time or times as it may determine. The Secretary of the Savings Plan Committee, or an alternate, shall attend all such meetings and take the minutes thereof, which minutes shall be under his or her care, custody and control.

  11.4 Action by Majority of Members: Any act which the Plan authorizes or requires the Savings Plan Committee to do may be done by a majority of its members. The action of such majority expressed from time to time by a vote at a meeting, or in writing without a meeting, which shall be preserved with the Savings Plan Committee's minutes by the Secretary, shall constitute the action of the Savings Plan Committee, and shall have the same effect for all purposes as if assented to by all members of the Savings Plan Committee.

  11.5 Adjustment of Pre-Tax Supplemental Contributions: The Savings Plan Committee may, from time to time, adjust the maximum amount of Pre-Tax Supplemental Contributions allowed under the Plan; provided, however, that such amounts shall not exceed 11 percent prior to January 1, 1998 and 14.5 percent on and after January 1, 1998.

  11.6 No Compensation for Committee Membership: No member of the Savings Plan Committee shall receive any compensation from the Plan or Trust for his or her services as such member.

  11.7 Rules of Operation: Subject to the limitations of the Plan and of any applicable law, the Savings Plan Committee may from time to time establish rules for the administration of the Plan and the transaction of its business including but not limited to the establishment of procedure by which a Participant may appeal a decision made by the Savings Plan Committee. The Savings Plan Committee shall have the sole discretion to make decisions and take any action with respect to questions arising in connection with the Plan, including construction and interpretation of the Plan and Trust Agreement. Any such decision or action shall be final, conclusive and binding on all Participants.

  11.8 Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Solely to the extent required under Section 16(b) of the Exchange Act, all elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of OSG Stock are intended to comply with all exemptive conditions under Rule 16b-3 promulgated under the Exchange Act. The Committee may establish and adopt written administrative guidelines designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan.

  11.9 Claims Procedure: Any claim for benefit under this Plan shall be made in writing to the Savings Plan Committee. If a claim for benefit is wholly or partially denied, the Savings Plan Committee shall so notify the Participant within 90 days after the claim has been made (provided that in the event of special circumstances such period may be extended to 180 days). The notice of denial shall be written in a manner calculated to be understood by the Participant and shall contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary, and (d) an explanation of the claims review procedure.

  Within 60 days after the receipt by the Participant of notice of denial of a claim (or at such later time as may be reasonable in view of the nature of benefit subject to the claim and other circumstance), the Participant may a) file a request with the Savings Plan Committee that it conduct a full and fair review of the denial of the claim, (b) review pertinent documents, and (c) submit questions to the Savings Plan Committee in writing.

  Within 60 days after receipt of a request for review, the Savings Plan Committee shall deliver to the Participant a written decision with respect to the claim, except if there are special circumstances (such as the need to hold a hearing) which require more time for processing, the 60-day period shall be extended to 120 days upon notice to the Participant to that effect. The decision shall contain (a) the specific reason or reasons for the decision and (b) a specific reference to the pertinent Plan provisions upon which the decision is based. All decisions of the Savings Plan Committee shall be in its sole discretion based on the Plan documents and shall be final, conclusive and binding on all parties.

  11.10 Maintenance of Records: The Savings Plan Committee shall maintain records and accounts with respect to the administration of the Plan and shall keep in convenient form all such data as may be necessary for valuations of the Plan. At least once each year the Savings Plan Committee shall submit a report to the Board of Directors, giving an account of the operation of the Plan during the past year, and shall make such other reports from time to time as the Board of Directors shall require.

  11.11 De Minimis Adjustments: The Savings Plan Committee may make such adjustments in Participant's Accounts as may be required to correct for errors, not in excess of 1 percent of the value of any Participant's Accounts, made by a party other than the Company or an Employer as it deems necessary to provide for the efficient operation of the Plan.

  11.12 Committee Expenses: The expenses of the Savings Plan Committee not borne by the Trust as provided or permitted by law in administering the Plan shall be borne by the Company.

  ARTICLE 12

  ADMINISTRATION OF PLAN ASSETS

  12.1 Trust: All of the assets of the Plan shall be held in a Trust or Trusts (the "Trust") by the Trustee of each such Trust appointed from time to time by the Board of Directors of the Company under a trust instrument or instruments adopted or as amended by the Board of Directors, for use in providing the benefits of the Plan and paying its expenses as permitted by law, if not paid by the Company; provided, however, that no part of the corpus or income of the Trust shall be used for, or diverted to, purposes other than for the exclusive benefit of Participants, Retired Participants, Inactive Participants and their Beneficiaries under the Plan, prior to the satisfaction of all liabilities with respect to them; and further provided that no person shall have any interest in or right to any part of the earnings of the Trust, or any right in, or to, or under the Trust or any part of the assets thereof, except as and to the extent expressly provided in the Plan and in the Trust, and the Company shall have no liability for the payment of benefits under the Plan nor for the administration of the funds paid over to the Trustee. Notwithstanding the foregoing, the Company may recover, without interest, the amount of its contributions to the Plan in the following circumstances:

  (i) In the event the Commissioner of Internal Revenue determines that the Plan does not initially qualify under Section 401 of the Internal Revenue Code, or that the Trust does not constitute an exempt trust, or refuses in writing to issue a determination of the Plan's qualified status, or the Trust's exempt status, then to the extent allowed by applicable law, the Employer's contributions made on or after the date on which such determination or refusal is applicable may be returned to the Employer within one year of the date of such determination or refusal; or

  (ii) Each contribution is conditioned on its deductibility under Section 404 of the Internal Revenue Code, and to the extent the deduction is disallowed, the contribution (to the extent disallowed) shall be returned within one year after the disallowance of the deduction, provided such return of the contribution satisfies the conditions set forth below; or

  (iii) If any contribution was made by mistake of fact, the contribution may be returned within one year after the mistaken payment of the contribution, provided such return of the contribution satisfies the conditions set forth below; or

  (iv) Following the termination of the Plan and after satisfaction of all fixed and contingent liabilities, any surplus remaining as a result of actuarial error shall be distributed to the Employer or Employers to which such surplus is attributable, as determined by the Savings Plan Committee.

  The return of a contribution to an Employer pursuant to Subparagraph (ii) or Subparagraph (iii) above must satisfy each of the following conditions:

  (i) The amount of such contribution which may be so returned shall not be greater than the excess of (a) the amount contributed over (b) the amount that would have been contributed had there been no mistake in determining the deduction or had there been no mistake of fact, as the case may be; and

  (ii) The amount of such contribution which may be so returned shall not be increased by earnings attributable to the investment or reinvestment of such contribution in the Fund, but shall be reduced by losses attributable to the investment or reinvestment of such contribution in the Fund.

  12.2 Investment Committee: There shall be an Investment Committee ("Investment Committee") of no less than 3 members appointed by the Board of Directors, to serve at its pleasure, which Investment Committee is a Named Fiduciary with respect to control over and management of the Plan assets, but only to the extent that it shall have authority to select, appoint, and monitor the performance of and continue or discontinue the use of one or more qualified investment managers and one or more insurance carriers, and one or more investment companies or mutual funds whose investment adviser is registered under the Investment Company Act of 1940, and the Investment Committee shall establish and determine the investment objectives, policies, and general and specific guidelines for the Trust. To the extent that any fund managed by the Trustee, or mutual fund is required to be diversified, the responsibility for diversifying the specific investments in such funds under their management shall be fixed in the Trustee, investment managers, insurance carriers, investment company or mutual fund respectively. The Investment Committee shall have no liability for the exercise of control by a Participant, Retired Participant, Inactive Participant or Beneficiary over the assets in his or her individual accounts.

  12.3 Organization of Investment Committee: The members of the Investment Committee shall elect a Chairman from their number and may, subject to periodic review, allocate among themselves and/or delegate such of their powers as they shall determine from time to time and retain counsel, employ agents and provide for such ministerial, clerical, accounting, recordkeeping, consulting or other services as they may require, and may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf.

  12.4 Meetings: The Investment Committee shall hold regular and special meetings upon such notice, at such place or places, and at such time or times as it may determine. The Secretary of the Investment Committee, or an alternate, shall attend all such meetings and take the minutes thereof which minutes shall be under his or her care, custody and control.

  12.5 Action by Majority of Members: Any act which the Plan or Trust authorizes the Investment Committee to do may be done by a majority of its members. The action of such majority expressed from time to time by a vote at a meeting, or in writing without a meeting, which will be preserved with the minutes of such meeting, shall constitute the action of such Investment Committee, and shall have the same effect for all purposes as if assented to by all members of the Investment Committee.

  12.6 No Compensation for Committee Membership: No member of the Investment Committee shall receive any compensation from the Plan or Trust for his or her services as such member.

  12.7 Maintenance of Records: The Investment Committee shall maintain records and accounts showing the fiscal transactions and performance evaluations of the Trust, and the Investment Committee shall make reports from time to time and at least once in each Plan Year to the Board of Directors giving an account of the operation of the Trust during the past year.

  12.8 Committee Expenses: The expenses of the Investment Committee not borne by the Trust as provided or permitted by law in administering the Plan shall be borne by the Company.

  ARTICLE 13

  TRUSTEE, INVESTMENT MANAGER, INSURANCE CARRIER,

  INVESTMENT COMPANY AND MUTUAL FUNDS

  13.1 Powers of Trustee: The Trustee shall have the exclusive authority and discretion to control and manage the assets of the Plan held in trust by it, and shall be the Named Fiduciary with respect to such control and management, except to the extent the Investment Committee exercises its authority to direct investment of the Plan's assets, or that the authority to manage such assets is allocated by the Investment Committee to one or more Investment Managers, Insurance Carriers, Investment Companies and Mutual Funds. Each Investment Manager, Insurance Carrier, Investment Company, and Mutual Fund appointed by the Investment Committee shall have the authority to manage, including the power to acquire and dispose of, such assets of the Plan as are assigned to it.

  ARTICLE 14

  AMENDMENT, MERGER, TERMINATION OR PERMANENT

  DISCONTINUANCE OF CONTRIBUTIONS

  14.1 Right to Amend: The Board of Directors (or a duly authorized committee thereof) reserves the right at any time and from time to time to modify or amend, in whole or in part, any or all of the provisions of the Plan, provided that no modification or amendment shall be made which shall affect adversely any right or obligation of any Participant, Retired Participant or Inactive Participant with respect to contributions therefore made or which shall make it possible for any funds paid to the Trust to revert to the Company. Notwithstanding the foregoing, any modification or amendment of the Plan may be made, retroactively if necessary, which the Board of Directors deems necessary or desirable to bring the Plan into conformity with any law or governmental regulation relating to plans or trusts of this character, including the qualification of any trust created under the Plan as an exempt trust under the Internal Revenue Code or any amendment thereof.

  14.2 Right to Terminate: The Board of Directors (or a duly authorized committee thereof) may terminate the Plan in whole or in part, or permanently discontinue contributions hereunder for any reason at any time, in its sole discretion. In case of such termination, partial termination or permanent discontinuance of contributions thereunder, the Participants shall be fully vested in their Accounts.

  14.3 Disposition of Assets on Termination of The Plan: Upon the termination (including a partial termination) of this Plan, the Savings Plan Committee, in its sole discretion, may distribute to each Participant his or her Accounts.

  14.4 Participant's Rights on Amendment: At no time shall there occur any merger or consolidation of this Plan with, or transfer of the assets or liabilities of this Plan to, any other plan, unless, if such plan then terminated, each Participant, Retired Participant, Inactive Participant and Beneficiary would be entitled to a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit which such Participant, Retired Participant, Inactive Participant or Beneficiary would have been entitled to receive immediately before the merger, consolidation or transfer, if this Plan had then terminated.

  ARTICLE 15

  QUALIFIED DOMESTIC RELATIONS ORDERS

  15.1 Qualified Domestic Relations Orders: Payments shall be made as required by a judgment, decree, or order (including approval of a property settlement agreement); in accordance with the procedures provided for in Appendix A.

  15.2 ODRO Payments while Participant is in Service: Benefits payable under this Article 15 and Appendix A may commence prior to the Participant's separation from service if the judgment so orders. However, in no event shall such benefit commence while the Participant is in service prior to the first of the month coincident with or next following the Participant's 50th birthday. In addition, no such payment while the Participant is in service shall exceed the benefit which the Participant would have been entitled to receive under the terms of this Plan had he or she in fact separated from service.

  15.3 Impact of QDRO on Participant's Account: The Participant's, Retired Participant's or Inactive Participant's Accounts shall be reduced to reflect any payments pursuant to said order. Any subsequent payment to the Participant, Retired Participant, Inactive Participant or alternative payee, under a subsequent order, shall reflect said reduction in the Participant's, Retired Participant's or Inactive Participant's Accounts.

  15.4 Loans:

  (a) Any such order shall reflect the existence of any loan outstanding at the time of the order. No distribution shall require the provisions of the Plan with respect to the maximum distribution in the event of a loan to be breached.

  (b) Any such order reflecting a requirement for future payment shall reduce the amount of the Participant's Accounts for determining the amount of loan for which he or she is eligible.

  15.5 Non-Alienation. Subject to Article 15 and Appendix A, any benefits under or interests in this Plan shall not be assignable or subject to alienation, hypothecation, garnishment, attachment, execution or levy of any kind. Any action in violation of this provision shall be void. Notwithstanding the foregoing, a Participant's benefits under the Plan may be offset against any amount that the Participant is ordered or required to pay to the Plan under the circumstances set forth in Section 401(a)(13)(c) of the Internal Revenue Code and Sections 206(d)(4) and 206(d)(5) of ERISA.

  ARTICLE 16

  TOP-HEAVINESS

  16.1 Applications of Top-Heavy Provisions:

  (a) If the Plan is "Top-Heavy" as described in Section 16.2, the amount of payments of retirement benefits shall be adjusted as provided by Section 16.3.

  (b) For purposes of this Article, "Non-Key Employee" means a Participant or a person eligible to become a Participant who is not a Key Employee and "Key Employee" means a Participant who, at any time during the Plan Year or the four preceding Plan Years, is any of the following:

  (i) an officer of the Company, provided that the total number of persons deemed officers will not exceed 50 Employees, or if lesser, the greater of 3 Employees or 10 percent of all Employees and, provided, that no person shall be considered to be an officer unless his or her compensation exceeds 50 percent of the limitation in Section 415(b)(1)(A) as adjusted under 415(d)(1)(B) of the Internal Revenue Code. If the Company has more officers than are required to be counted, the officers to be counted are those with the highest Compensation; one of the 10 Employees owning, within the meaning of Section 318 of the Internal Revenue Code as modified by Section 416 of the Internal Revenue Code, the largest interests in the Company and, provided, that no person shall be considered to be an owner unless his or her compensation exceeds 100 percent of the limitation in Section 415(c)(1)(A) as adjusted under 415(d)(1)(B) of the Internal Revenue Code. If the tenth such Employee has the same interest as any other Employee, the Employee(s) to be counted is (are) those with the highest Compensation;

  (ii) one of the 10 Employees owning, within the meaning of section 318 of the Internal Revenue Code as modified by section 416 of the Internal Revenue Code, the largest interests in the Company and, provided, that no person shall be considered to be an owner unless his or her compensation exceeds 100 percent of the limitation in section 415(c)(1)(A) as adjusted under 415(d)(1)(B) of the Internal Revenue Code. If the tenth such Employee has the same interest as any other Employee, the Employee(s) to be counted is (are) those with the highest Compensation;

  (iii) an owner, within the meaning of section 318 of the Internal Revenue Code as modified by section 416 of the Internal Revenue Code, of more than 5 percent of the outstanding stock of the Company or stock possessing more than 5 percent of the total combined voting power of all stock of the Company; or

  (iv) an owner, within the meaning of section 318 of the Internal Revenue Code as modified by section 416 of the Internal Revenue Code, of more than 1 percent of the outstanding stock of the Company or stock possessing more than 1 percent of the total combined voting power of all stock of the Company who has an annual Compensation from the Company in excess of $150,000.

  The Beneficiary of a Key Employee shall be treated as a Key Employee when determining Top-Heaviness.

  16.2 Definitions:

  (a) The Plan will be characterized as a "Top-Heavy" plan if, for any Plan Year as of the last day of the preceding Plan Year (the "Determination Date") except for the Plan Year ending December 31, 1987 in which December 31, 1987 is the Determination Date, the Top-Heavy Ratio exceeds 60 percent. If plans not required to be included in a Permissive Aggregation Group are included and such Permissive Aggregation Group is Top Heavy, the plans not required to be included in such Permissive Aggregation Group will not be treated as Top-Heavy. If the Permissive Aggregation Group is not Top-Heavy, then no plan in the Permissive Aggregation Group will be treated as Top-Heavy.

  (b) For purposes of this Article,

  (i) Required Aggregation Group means each plan of the Company in which a Key Employee is a Participant and each other plan of the Company which enables a plan with a Key Employee as a Participant to meet the requirements of section 401(a)(4) or 410 of the Internal Revenue Code.

  (ii) Permissive Aggregation Group means the aggregation of plans as in (i) when such aggregation is not necessary to meet the requirements of (i) but such group will continue to meet the requirements of section 401(a)(4) or 410 of the Internal Revenue Code.

  (iii) Top-Heavy Ratio means the present value of the cumulative accrued benefits under the Plan for Participants (including former Participants) who are Key Employees divided by the present value of the cumulative accrued benefits under the Plan for all Participants. If the Plan is part of an aggregation group, the Top-Heavy Ratio for it, and all other plans in a Required Aggregation Group, as of the Determination Date, is the sum of the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans in such group and the aggregate of the accounts of Key Employees under all defined contribution plans included in such group divided by a similar sum determined for all Participants.

  (c) For purposes of determining the present value of the cumulative accrued benefit under any defined benefit plan for any Employee the male values of the UP-1984 Mortality Table and an interest rate of 5 percent per annum shall be utilized. Termination of employment on the Valuation Date shall be assumed for purposes of determining the accrued benefit payable at normal retirement.

  (d) For purposes of determining the present value of the cumulative accrued benefit for any Employee, or the amount of the account of any Employee,

  (i) such amount shall be increased by the aggregate distributions made with respect to such Employee under the Plan within the 5-year period ending on the Valuation Date,

  (ii) contributions from other qualified retirement plans or individual retirement plans or individual retirement account plans made pursuant to section 402(a)(5) of the Internal Revenue Code occurring after December 31, 1983, shall not be taken into account,

  (iii) the accrued benefits and the account of an Employee who is not a Key Employee for the Plan Year, but was one for a prior Plan Year, should not be taken into account, and

  (iv) the "Valuation Date" shall be the date of the most recent valuation of the Plan which is within a 12-month period ending on the Determination Date.

  16.3 Timing of Top Heavy Provisions:

  (a) If the Plan becomes Top-Heavy, the Company Contribution for a Non-Key Employee with respect to any period during which the Plan is Top-Heavy shall not be less than 3 percent of the Non-Key Employee's Compensation plus the Pre-Tax Contribution for that Plan Year during such period. All such Non-Key Employees shall thereafter be Participants. The Company Contribution under this Section 16.3 shall be in lieu of any Matching Contribution as provided in Section 3.6. Where a Non-Key Employee participates in both this Plan and a defined benefit plan, the Non-Key Employee shall receive the top-heavy minimum under the defined benefit plan in lieu of the top-heavy minimum under this Plan.

  (b) If a Non-Key Employee completes or has completed 3 years of Continuous Service in a period including a year during which the Plan is Top-Heavy, he or she shall be vested in the Company Contributions in paragraph (a) above, whether or not he or she elects to make a withdrawal of his or her contributions if such withdrawal should subsequently be allowed. If the benefit described herein is not as great as any other benefit which the Participant might be entitled to under the terms of the Plan, such other benefit will be paid in lieu of the benefit described herein.

  No Contributions will be allowed on behalf of a Key Employee in any year that the Top-Heavy Ratio exceeds 90 percent.

ARTICLE 17

GENERAL PROVISIONS

17.1 No Employee Rights: Nothing in this Plan shall be construed as a contract of employment between an Affiliated Company and any Employee, nor as a guarantee of any Employee to be continued in the employment of the Affiliated Company, nor as a limitation on the right of an Affiliated Company to discharge any of its Employees with or without cause or with or without notice at any time at the option of the Affiliated Company.

17.2 Discretion: Any discretionary acts under this Plan by an Employer or by the Savings Plan Committee shall be uniform and applicable to all persons similarly situated. No discretionary act shall be taken which constitutes prohibited discrimination under the provisions of Section 401(a) of the Internal Revenue Code.

17.3 Prior Service: The Board of Directors may, in its discretion and under rules applicable to all Employees similarly situated, credit Employees with service prior to becoming Employees or Participants for determining (a) whether an Employee is an Eligible Employee or, (b) Continuous Service.

17.4 No Interest in Trust Fund: Irrespective of the amount of a Participant's Vested Interest, neither the Participant nor the Participant's Beneficiary or any other person shall have any interest or fight to any of the assets of the Trust Fund except as and to the extent expressly provided in this Plan.

17.5 Governing Law: The provisions of this Plan shall be governed by and construed and administered in accordance with ERISA, the Internal Revenue Code, and, where not inconsistent, the laws of the State of New York.

17.6 Participant Information: Each Participant, Retired Participant, and Inactive Participant shall be required to furnish the Savings Plan Committee with such information and data as may be considered necessary by the Savings Plan Committee for the proper administration of the Plan. Information and data submitted in conjunction with the retirement program of the Company may be accepted and used by the Savings Plan Committee under the Plan.

17.7 Statement of Accounts: As soon as practicable after the close of each Plan Year and at such other times as it deems advisable, the Savings Plan Committee shall cause to be sent to each Participant, Inactive Participant, and Retired Participant a written statement of his or her Accounts.

17.8 Severability: If any provision of this Plan is held illegal or invalid for any reason, the other provisions of this Plan shall not be affected.

17.9 Assumption of Risk: Each Participant, Retired Participant, Inactive Participant and Beneficiary assumes all risks connected with any decrease in the market value of any securities in the respective funds, and such funds shall be the sole source of any payments to be made to or on account of any Participant, Retired Participant, Inactive Participant or any Beneficiary under this Plan, the Company, its officers and directors assuming no liability or responsibility therefor.

17.10 Designation of Beneficiaries: A Participant shall file with the Savings Plan Administrator a written designation of a Beneficiary or Beneficiaries with respect to the assets in his or her Accounts on a form provided by the Plan Administrator. A Participant, Retired Participant or Inactive Participant may change or revoke such written designation by appropriately filing a new written designation of Beneficiary or Beneficiaries with the Savings Plan Administrator. In the event a Participant, Retired Participant or Inactive Participant is married, the designation of a Beneficiary other than his or her current spouse shall be valid only if concurred in by his or her current spouse as provided in Section 8.1, or Section 8.2, as the case may be.

17.11 Incompetence: In the event that the Savings Plan Committee shall find that a Participant, Inactive Participant, Retired Participant, Beneficiary or any other person entitled to any payment under the Plan is unable to care for his or her affairs because of illness or accident or any other reason, any such payments due may, unless claim shall have been made therefor by a duly appointed guardian, conservator, or other legal representative, be paid by the Trust at the direction of the Savings Plan Committee to the spouse, child, parent or to a blood relative or to any person deemed by the Savings Plan Committee to have incurred expenses for such Participant, Inactive Participant, Retired Participant, Beneficiary or other person entitled to payments under the Plan and any such payment so made by the Trustee as directed by the Savings Plan Committee shall be a complete discharge of the liabilities of the Plan therefor.

17.12 Missing Persons: If the Savings Plan Committee is unable, within 3 years after any benefit or other distribution becomes due under the Plan to a Participant, Inactive Participant, Retired Participant, or Beneficiary, to make payment because the identity and/or whereabouts of such person cannot be ascertained, notwithstanding diligent effort on the part of the Savings Plan Committee to locate such person or persons, which shall consist of a minimum of the mailing of due notice to any last known address or addresses, the Savings Plan Committee shall direct that such benefit or distribution, and all further benefits or distributions with respect to him or her, shall be placed in a forfeiture account, and all liabilities of the Plan, the Company, its officers and directors therefore shall thereupon terminate provided, however, such account shall be reinstated should the Participant reappear.

17.13 Adoption of the Plan by Additional Employers: The Board of Directors of the Company may include the employees of any Employer in the membership of the Plan upon appropriate action by such Employer necessary to adopt the Plan. In such event, or if any persons become Employees of the Company as the result of merger or consolidation or as the result of acquisition of all or part of the assets or business of another company, the Board of Directors shall determine to what extent, if any, previous service with such company shall be included for purposes of eligibility to participate in the Plan and for purposes of vesting under Section 5.5, but subject to the continued qualification of the Trust for the Plan as tax exempt under the Internal Revenue Code.

17.14 Employer Withdrawal: Any Company, subsidiary or Affiliated Company may terminate its participation in the Plan upon appropriate action by it, in which event the funds of the Plan held on account of Participants in the employ of such company shall be determined by the Savings Plan Committee, on the basis of valuation, and shall be treated as provided in Section 14.2 in the manner there provided if the Plan should be terminated, or shall be segregated by the Trustee as a separate trust, pursuant to certification to the Trustee by the Savings Plan Committee, continuing the Plan as a separate Plan for the employees of such company under which the Board of Directors of such company shall succeed to all the powers and duties of the Board of Directors, including the appointment of the members of the Savings Plan Committee and the Investment Committee.

17.15 Vesting Upon Employer Withdrawal: Anything in the Plan to the contrary notwithstanding, if the employment of a group of Participants is terminated as the result of the transfer of a part of the business of the Company or any subsidiary to another corporation or as a result of the merger of the Company or any subsidiary with another corporation and such Participants become employees of such other corporation, the Savings Plan Committee, with the approval of the Board of Directors of such subsidiary, may determine the value of the Accounts of each Participant at the date of such transfer or merger and amounts equal in value thereto may be vested for each such Participant and may be transferred at the date of such transfer or merger as a vested benefit to the trustee of an employee benefit plan meeting the requirements of Section 401(a) of the Internal Revenue Code (or any successor statutory provision) with respect to which such other corporation is an employer. Such transfer having been made, the Company, its officers and directors, the Trustee and the Savings Plan Committee and Investment Committee shall be discharged from all further liability under the Plan and Trust to, or in respect of, such Participants.

17.16 Notices: Any notice, request, election, designation, revocation or other communication under this Plan shall be in writing and shall be considered given when delivered personally or mailed by certified or registered mail, return receipt requested, except that any statement furnished pursuant to Section 17.7 or any other communication to all members shall be considered given when delivered personally or mailed by first class mail.

17.17 Adjustments for Changes in Capital Structure: The existence of this Plan shall not affect in any way the right or power of the Board of Directors or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger, consolidation or separation, including a spin-off, or other distribution of stock or property of the Company or Affiliated Companies, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting OSG Stock, the authorization or issuance of additional shares of Common Stock, the dissolution or liquidation of the Company or Affiliated Companies, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding. In the event of any change in the capital structure or business of the Company by reason of any stock dividend or extraordinary dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, spin-off or exchange of shares, distribution with respect to its outstanding OSG Stock or capital stock other than OSG Stock, reclassification of its capital stock, any sale or transfer of all or part of the Company's assets or business, or any similar change affecting the Company's capital structure or business and the Committee determines an adjustment is appropriate under this Plan, then the aggregate number and kind of shares which thereafter may be issued under this Plan, the number and kind of shares or other property (including cash) held under this Plan shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Members under this Plan or as otherwise necessary to reflect the change, and any such adjustment determined by the Committee in good faith shall be binding and conclusive on the Company and all Members, Beneficiaries and employees and their respective heirs, executors, administrators, successors and assigns.

17.18 Headings: The headings in this Plan are for convenience of reference and shall not be given substantive effect.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its officer thereunto duly authorized, this ___ day of ___________, 1999.

OSG SHIP MANAGEMENT, INC.

By: ______________________

APPENDIX A

PROCEDURES REGARDING QUALIFIED DOMESTIC RELATIONS ORDERS

The following procedures ("Procedures") concerning domestic relations orders ("Orders") and qualified domestic relations orders ("QDROs") were prepared pursuant to Section 414(p)(6) of the Internal Revenue Code of 1986, as amended (the "Code") and Section 206(d) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All capitalized terms not otherwise defined herein shall have the same meaning as given to such terms in the Code and ERISA.

Introduction

Under ERISA and the Code, the interests of a Participant ("Participant") cannot be alienated or assigned to any other party. However, under the provisions of the Code and ERISA cited above, a QDRO may operate to cause such interests to be transferred to another person in a domestic relations action.

Under the Plan, OSG Ship Management, Inc. (the "Company"), as plan administrator for the Plan (the "Plan Administrator"), has designated the plan administrative authority to the Savings Plan Committee (the "Committee"), to control and manage the operation of the Plan. The Committee has the authority and responsibility to determine whether an Order is "qualified" and, thus, will constitute a QDRO that may legally affect the disposition of Plan interests. The Committee must determine whether any Order presented to it complies with the provisions of law and is not contrary to the provisions of the Plan. The term "Committee" throughout these procedures shall mean both the Committee and, if applicable, its duly authorized delegate. The law contemplates that each plan will have a procedure under which such determinations are made and QDROs are administered.

The Committee may, in its sole discretion, consult with counsel or other representatives of a Participant and an Alternate Payee, as defined in Section B(2) below, ("Representative") so that, where Plan interests are required to be assigned to an alternate payee, the treatment of such interests can be handled lawfully, efficiently and expeditiously. In such circumstances, a Representative should refer to the applicable provisions of the law, the Plan and the Procedures set forth herein. A Representative is encouraged to contact the Committee in order to avoid and or minimize the time and expense that may be involved where an Order issued in a proceeding is found not to qualify as a QDRO, necessitating negotiations between the parties and the issuance of a revised Order.

A. Authority of Plan Administrator

(1) The Company is the Plan Administrator of the Plan. Pursuant to applicable provisions of the Plan, the Plan Administrator is authorized to designate a Committee to carry out the responsibilities of the Plan Administrator. The Committee is responsible for determining whether an Order constitutes a QDRO that may legally affect the disposition of Plan interests pursuant to the terms of the Plan and the Procedures set forth herein.

(2) In the interest of Participants, the Committee may, but need not, develop model QDROs, sample QDRO language or forms and request or, to the extent permitted by law, require that the parties use such models, sample language and/or forms. In the absence of any model or sample documents, Representatives are directed to review IRS Notice 97-11.

(3) The Committee shall not be obligated to pay to or segregate any Plan assets on behalf of any Alternate Payee or to suspend Plan payments unless such payment, segregation or suspension is pursuant to an Order, or unless otherwise required by law. However, the Committee reserves the right, in its sole discretion, to delay the payment of benefits, including, without limitation, withdrawals and loans, to the Participant whose beneficial interest in the Plan is or may be the subject of an Order, for a reasonable period of time if the Committee receives written notice from either of the parties, their duly authorized Representative, or a court that a QDRO is being sought which may affect the Participant's interests under the Plan.

(4) In the event that the Committee is served with a restraining order or receives written notice of the issuance of such restraining order that it deems may be applicable to the Plan, it may elect, in its sole discretion, to apply any of the procedures set forth in paragraphs (A)(3), (C)(2) or (C)(3). The Committee may, in its sole discretion, elect to contest such restraining order formally or informally.

(5) The Committee shall have the full authority to amend these Procedures at any time. Without limitation of the foregoing, any change in the Procedures may be applied retroactively to any QDRO to the extent permitted by law and to the extent deemed necessary by the Committee to comply with any regulations interpreting Section 206(d) of ERISA and/or Section 414(p) of the Code.

(6) The Committee may establish any priority in the consideration of Orders received and, if applicable, may give priority consideration to those Orders which use a model QDRO format provided to the parties by the Committee.

(7) To constitute an Order hereunder, the Order submitted to the Plan must be one which meets the requirements of a Domestic Relations Order, as defined in Section 414(p) of the Code and Section 206(d) of ERISA, including having been entered by a court.

(8) The Committee shall have full authority to interpret the provisions of any Order, including the facts arising in connection with the application thereof, and the manner in which the Order relates to the administration of the Plan. Any such determination by the Committee shall be conclusive. The Committee may interpret any Order broadly so as to effect the intent of the parties and the court, provided that in resolving any issue pertaining to the determination of the status of an Order, the Committee may take into account the interests of the Plan and the Participants thereunder in choosing administratively simple, certain and/or inexpensive solutions.

(9) The Committee may, but in the interests of the Plan shall not be required to, communicate with both parties and their Representatives to clarify points of interpretation, but such communications should not be regarded as legal advice or any recommendation to the parties. The Committee may, in its sole discretion, treat any interpretation of an Order agreed to by the parties as a binding interpretation of such Order, and such determination shall be conclusive.

(10) The Committee may seek and shall be fully protected to the extent permitted by law in relying upon the advice of counsel. The Committee may act under these Procedures through employees of the Company designated by the Committee or through outside counsel.

(11) The Committee and its counsel disclaim any holding or disposition regarding the jurisdiction of the court issuing the Order or as to the substance of the State domestic relations law pursuant to which the Order is made.

B. Required Content of a QDRO - Under applicable law, an Order must satisfy the following requirements in order to constitute a QDRO:

(1) The Order is made pursuant to a State domestic relations law (including a community property law);

(2) The Order creates or recognizes an Alternate Payee's right to (or assigns to an Alternate Payee the right to) receive all or a portion of the Participant's benefits. An "Alternate Payee" is defined under ERISA and the Code as any spouse, former spouse, child or other dependent of the Participant who is recognized in the Order as having a right to receive all (or a portion of) the benefits payable to the under the Plan;

(3) The Order clearly specifies:

(a) the name and last known mailing address (if any) of the Participant, and the name and last known mailing address of each Alternate Payee covered by the Order;

(b) the amount or percentage of the Participant's benefits to be paid by the Plan to each such Alternate Payee (or the manner in which the amount or percentage is to be determined);

(c) the number of payments or the period to which such Order applies; and

(d) the name of each plan to which the Order applies.

(4) The Order does not require the Plan to provide:

(a) any type or form of benefit or any option not otherwise available under the Plan;

(b) any increased benefits; and/or

(c) benefits that are to be paid to another Alternate Payee under a separate Order previously determined to be a QDRO.

(5) An Order will be deemed qualified even if it requires payment of benefits to an Alternate Payee prior to the Participant's separation from service (whether or not the Participant actually retires on that date), if it requires payment on or after the Participant attains his earliest retirement age as defined under Section 414(p)(4) of the Code and Section 206(d)(3)(E)(ii) of ERISA and provided the following conditions are met:

(a) benefit payments are computed as if the Participant had retired on the date on which payments under the Order are to begin (based on the value of benefits actually accrued), and

(b) such payments are in a form in which benefits may be paid under the Plan to the Participant (other than in the form of a joint and survivor annuity with respect to the Alternate Payee and his or her subsequent spouse).

C. Procedures Pending or Upon Receipt of an Order - Upon receipt of an Order or preliminary to such receipt, the following procedures will be followed with respect to the account of a Participant under the Plan ("Plan Account").

(1) Preliminary Procedures:

(a) Upon receipt of an Order or a request by a Participant, Alternate Payee, or their counsel or other Representatives for information pertaining to the submission of an Order to the Plan, the Committee shall notify Participant, Alternate Payee or their Representatives of the receipt of such Order and, within a reasonable time after such receipt of request, provide a copy of these Procedures to the parties or their duly authorized representatives.

(b) If the Committee receives a request for a benefit statement showing the Participant's Plan Account balance under the Plan or for other information relating to the interests of a Participant in the Plan from an Alternate Payee (or his/her duly authorized Representative) or an individual seeking to be established as an Alternate Payee, the Committee shall provide such information only with the permission of the Participant or pursuant to a judicial order to provide such information. In the event that a dispute results from a determination by the Participant not to consent to a request for information, the Committee may, to the extent permitted by law, require the Participant to bear the expenses incurred by the Plan that result from such dispute.

(c) The Committee will not recognize any divorce decree, separation agreement, property settlement, restraining order, garnishment, attachment, execution or levy, submitted in lieu of a QDRO, as establishing the beneficial interest of an Alternate Payee in any assets of the Plan unless such document qualifies as a QDRO.

(3) When an Order is received by the Committee relating to the Plan and a determination is pending as to its qualification, the Committee shall:

(a) prohibit the Participant from borrowing or receiving any distributions or withdrawals as may be otherwise permitted from the Plan during the determination period that would impair the beneficial interest of the Alternate Payee stated in the Order;

(b) estimate the amounts which would be payable to the Alternate Payee under the Order in the event that the Order is determined to be a QDRO and separately account for such amount during the period of such determination; provided, however, that except as otherwise provided under paragraph C(4) nothing herein shall require the segregation of any assets where the Committee determines that the Alternate Payee's estimated beneficial interest can be otherwise protected during the determination period; and

(c) permit the Participant to continue to make investment decisions with respect to his/her Account or subaccounts, including the Alternate Payee's beneficial interest.

(4) If the Participant dies before the qualification of the Order is determined, the Committee may in its discretion pay such death benefits as are provided under the Plan less the Alternate Payee's estimated beneficial interest to the Participant's beneficiary(ies) in accordance with the Participant's beneficiary designation and applicable Plan terms. If the Participant has not designated a beneficiary, or if no designated beneficiary survives the Participant, said portion of such death benefits shall be paid in accordance with applicable Plan terms. Thereafter, the Alternate Payee's beneficial interest shall be paid either to the Alternate Payee or the Participant's estate or beneficiary(ies) (or otherwise in accordance with the Plan where no designated beneficiary exists), depending upon whether or not the Order is determined to be a QDRO.

(5) If the Participant is currently receiving benefit payments from the Plan when a written Order is received by the Committee, or begins to receive benefit payments during the determination period, the Committee will comply with Section 414(p)(7) of the Code and Section 206(d)(3)(H)(i) of ERISA with respect to current payments by:

(a) separately accounting for amounts that would have been payable to an Alternate Payee under the Plan if the Order had been determined to be a QDRO (the "Segregated Amount") and withholding payment of the Segregated Amount to the Participant; and

(b) determining if the Order is a QDRO within an eighteen (18) month period commencing on the date on which the first payment would be required to be made under the Order.

(6) In the event that the Committee receives notice that it believes indicates that an Order is likely to be served within a short period of time, it may elect in its sole discretion, to apply any of the procedures set forth in Paragraphs A(3), C(2) or C(3). In such event, the Committee shall attempt to obtain from the parties written confirmation of the status of any pending Order and unless an Order or alternative assurance satisfactory to the Committee that an Order will be submitted within a reasonable time is received within sixty (60) days thereafter, the Committee shall terminate any restrictions or temporary procedures so applied.

D. Determination of the Qualified Status of an Order

(1) An Order will be reviewed to determine if it meets the statutory requirements of a QDRO under Section 414(p) of the Code and Section 206(d) of ERISA including the requirement that a QDRO may not order a plan to provide any type or form of benefit or any option not otherwise provided under the plan.

(2) If an Order is determined by the Committee to be a QDRO, the Committee will notify both parties in writing directly or through their duly authorized representatives and the Order will be given effect in accordance with its terms.

(3) If an Order is determined by the Committee not to be a QDRO, the following steps will be taken:

(a) The Committee will notify in writing both parties either directly or through their duly authorized representatives that the Order fails to qualify as a QDRO, and the reasons therefor.

(b) When the Order is determined not to be a QDRO, the Participant's Account shall continue to be treated as if an Order is pending as in paragraphs C(2)(a), (b) and (c) above for up to six months after the Committee notifies the parties that the Order has failed to qualify as a QDRO, as long as the Committee is notified, in accordance with paragraph C(4), that the parties are seeking to revise the Order so that it may qualify as a QDRO.

(c) The Participant and Alternate Payee(s) shall have the right to appeal a determination regarding the qualified status of an Order by submitting a written application to the Plan in accordance with the Plan's existing claims appeal procedure (as described in the Plan) applicable to benefit claims under the Plan.

E. Administration of Distributions Pursuant to a QDRO

(1) The following rules will apply with respect to the Plan:

(a) If the Alternate Payee's beneficial interest in the Plan (the "Alternate Payee's Share") has a value of less than five thousand dollars ($5,000), distribution shall be made to the Alternate Payee in a lump sum from the Plan as soon as reasonably practicable after the Order is determined to be a QDRO, notwithstanding any provisions of the Order to the contrary.

(b) To the extent expressly permitted under the Plan, a QDRO may provide that an Alternate Payee will begin to receive benefits from the Plan prior to the Participant's earliest retirement date under Section 414(p)(4) of the Code, even if the Participant does not begin receiving benefits at such time, and even if the Participant is not entitled to begin receiving benefits at such time. Commencement of the benefit of an Alternate Payee from the Plan shall not be deferred beyond the date of commencement of the Participant's benefit, unless otherwise required by law.

In all other cases, a QDRO may provide that an Alternate Payee will commence receiving benefits from the Plan as of the Participant's earliest retirement date under Section 414(p)(4) of the Code and Section 206(d)(3)(E)(ii) of ERISA, regardless of whether the Participant does not commence receiving benefits at such time, and regardless of whether the Participant is not entitled to begin receiving benefits at such time. Commencement of the benefit of an Alternate Payee from the Plan shall not be deferred beyond the date of commencement of the Participant's benefit, unless otherwise required by law.

(c) If a QDRO provides which of the Participant or Alternate Payee will bear taxes with respect to a distribution from the Plan, such provision will have no effect on the Plan and shall be construed as an agreement between the parties. The Plan shall withhold federal income taxes on any payment to an Alternate Payee, to the extent required by law.

(d) Unless the Committee is otherwise instructed in writing by the Alternate Payee, all notices and communications with the Alternate Payee shall be sent to the address stated in the QDRO. Unless the Alternate Payee's Share is paid in a lump sum upon the Committee's acceptance of a QDRO, it is the Alternate Payee's responsibility to notify the Committee of his/her change of address.

(e) The Committee shall not be required to provide notice(s) to the Participant or the Alternate Payee other than that which is required by law to be provided, notwithstanding any provision of an Order or a QDRO.

(2) Unless otherwise provided in a QDRO, the following rules will apply with respect to the Plan:

(a) An Alternate Payee's Share shall be drawn from each of the subaccounts comprising the Participant's Account in the Plan on a pro rata basis.

(b) An Alternate Payee's Share shall be drawn from each of the investment funds in which the Participant's Account (as determined under the Plan) is invested under the Plan on a pro rata basis.

(c) An Alternate Payee who is the former spouse of a Participant will not be treated as the surviving spouse of the Participant for purposes of death benefits, if any, or forms of benefit payment providing for survivor benefits, if any.

(d) If a QDRO provides that the Alternate Payee's Share is payable as a separate and distinct interest, in the event that the Alternate Payee dies before all benefits have been paid to him/her, the unpaid portion of the Alternate Payee's Share shall be paid in accordance with the form of benefit elected by the Alternate Payee. Where the Alternate Payee has not commenced receiving benefits at the time of his or her death, the unpaid portion of the Alternate Payee's Share shall be paid to his/her designated beneficiary (or if no beneficiary is designated or no designated beneficiary survives the Alternate Payee, in accordance with applicable Plan terms) and will not revert to the Participant.

F. Administration of Alternate Payee's Share in Plan

(1) If a QDRO requires that an account be established for the Alternate Payee under the Plan, the rules under paragraph E(2) shall apply to the establishment of such account and in the operation of such account the Alternate Payee:

(a) may not receive loans from any portion of the Alternate Payee's Share of benefits of the Plan;

(b) may not make contributions to the Plan or receive an allocation of employer contributions to the Plan;

(c) may make investment elections with respect to the Alternate Payee's Share in accordance with the provisions of the Plan that are applicable to Participant investment elections;

(d) may make withdrawals with respect to the Alternate Payee's Share in accordance with the provisions of the Plan that are applicable to Participant withdrawals; and

(e) shall be subject to the provisions of the Plan and the authority of the Committee.

(2) Outstanding Participant loans at the time of receipt of an Order shall remain the sole obligation of the Participant, and the Participant's Account will continue to secure the loan. If a QDRO provides for the division of any loan, or that the repayment of all or any portion of such loan is the responsibility of the Alternate Payee, the loan shall be immediately due and payable upon acceptance of the QDRO by the Committee to the extent permitted by law.

(3) All reasonable administrative expenses and costs that are assessed against the Account of a Participant in the Plan shall similarly be assessed against the interest of an Alternate Payee's share in the Plan to the extent permitted by law.

(4) The Committee may require the Participant and Alternate Payee(s) to provide such information and complete such forms as would normally be required of the Participant prior to the payment of benefits under the Plan.

G. Interpretation of Procedures

(1) These Procedures are intended to comply with the Plan and applicable law, including ERISA and the Code, in all respects. To the extent that it is determined by the Committee or a court of competent jurisdiction that any provision of these Procedures do not comply with applicable law, the Procedures shall remain in full force and effect and any provision deemed to not comply with applicable law shall be interpreted by the Committee in a manner as to comply or, if such an interpretation is not possible, modified to achieve such compliance.

(2) The Committee shall have complete authority, in its sole and absolute discretion, to construe the terms of these Procedures (and applicable Plan documents relating to any determination to be made hereunder) and to determine the eligibility for, and the amount of, benefits due under the Plan. All such decisions shall be final and binding on all parties affected thereby.